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PANORAMO SERIES FUND, INC.

Total Return Portfolio
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During the year ended December 31, 1996, the Fund adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1996, amounts have been reclassified to reflect an increase in undistributed net investment income of $162,044. Accumulated net realized gain was decreased by the same amount.

Government Securities Portfolio
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During the year ended December 31, 1996, the Fund adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1996, amounts have been reclassified to reflect a decrease in undistributed net investment income of $8,607. Accumulated net realized loss was decreased by the same amount.

International Equity Portfolio
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During the year ended December 31, 1996, the Fund adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1996, amounts have been reclassified to reflect a decrease in paid-in capital of $930,051, an increase in undistributed net investment income of $2,505,556, and a increase in accumulated net realized loss on investments of $1,575,505.

LifeSpan Diversified Income Portfolio
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During the year ended December 31, 1996, the Fund adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1996, amounts have been reclassified to reflect an increase in undistributed net investment income of $2,231. Accumulated net realized gain was decreased by the same amount.

LifeSpan Balanced Portfolio
---------------------------
During the year ended December 31, 1996, the Fund adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1996, amounts have been reclassified to reflect a decrease in paid-in capital of $20,887, an increase in undistributed net investment income of $31,383, and a decrease in accumulated net realized gain on investments of $10,496.

LifeSpan Capital Appreciaition Portfolio
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During the year ended December 31, 1996, the Fund adjusted the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. accordingly, during the year ended December 31, 1996, amounts have been reclassified to reflect a decrease in paid-in capital of $20,887, an increase in undistributed net investment income of $31,271, and a decrease in accumulated net realized gain on investments of $10,384.